FIRST INVESTORS EQUITY FUNDS
FIRST INVESTORS LIFE SERIES FUNDS

SUBADVISORY AGREEMENT

Agreement made as of the 1st day of April, 2016, as amended as of March 16, 2018, 2018, by and among FORESTERS INVESTMENT MANAGEMENT COMPANY, INC., a New York corporation (the “Adviser”), ZIEGLER CAPITAL MANAGEMENT, LLC, a Wisconsin limited liability company (the “Subadviser”), and FIRST INVESTORS EQUITY FUNDS (the “Equity Trust”) and FIRST INVESTORS LIFE SERIES FUNDS (with the Equity Trust, each a “Trust” and collectively, the “Trusts”), each a Delaware statutory trust.

W I T N E S S E T H:

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated January 19, 2011 (the “Advisory Agreement”) with each Trust, pursuant to which the Adviser acts as investment adviser of each Series of the Trust (the “Series”); and

WHEREAS, effective as of April 1, 2016, the Adviser and each Trust desire to retain the Subadviser to provide investment advisory services to the First Investors Covered Call Strategy Fund, a series of First Investors Equity Funds and the First Investors Life Series Covered Call Strategy Fund, a series of First Investors Life Series Funds, and the Subadviser is willing to render such investment advisory services; and

WHEREAS, effective as of April 2, 2018, the Adviser and each Trust desire to retain the Subadviser to provide investment advisory services to the First Investors Premium Income Fund, a series of First Investors Equity Funds, and the Subadviser is willing to render such investment advisory services (hereinafter, “Series” shall refer individually to each series of each Trust which is subject to this Agreement, and shall refer collectively to the series of the Trusts which are subject to this Agreement).

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1. Subadviser's Duties.

(a)    Portfolio Management.  Subject to supervision by the Adviser and each Trust’s respective Board of Trustees (the “Board”), the Subadviser shall manage the investment operations and such portion of the assets of the Series that is allocated to it by the Adviser, in accordance with the Series’ investment objectives, policies and restrictions, and subject to the following understandings:

(i)   Investment Decisions.  The Subadviser shall determine from time to time what investments and securities will be purchased, retained, sold or loaned by the Series, and what portion of such assets will be invested or held uninvested as cash.

(ii)   Investment Limits.  In the performance of its duties and obligations under this Agreement, the Subadviser shall act in conformity with applicable limits and requirements, as amended from time to time, as set forth in each Trust’s Trust Instrument and By-Laws, each as amended and restated from time to time, and the Prospectus and

Statement of Additional Information applicable to the Series, (B) instructions and directions of the Adviser and of the Board, (C) the Trusts’ compliance procedures and other policies, procedures or guidelines as the Board or the Adviser may establish from time to time, and (D) requirements of the Investment Company Act of 1940, as amended (the “1940 Act”) and Investment Advisers Act of 1940, as amended, and the rules under each, the Internal Revenue Code of 1986, as amended, as applicable to the Series, and all other applicable federal and state laws and regulations.

(iii)   Portfolio Transactions.

(A)  With respect to the securities and other investments to be purchased or sold for the Series, the Subadviser shall place orders with or through such persons, brokers, dealers or futures commission merchants selected by the Subadviser, provided, however, that such orders shall (1) be consistent with the brokerage policy set forth in the Prospectus and Statement of Additional Information applicable to the Series, or approved by the Board, as such policy is provided to the Subadviser, (2) conform with federal securities laws, and (3) be consistent with securing the most favorable price and efficient execution.  Within the framework of this policy, the Subadviser may consider the research, investment information and other services provided by, and the financial responsibility of, brokers, dealers or futures commission merchants who may effect, or be a party to, any such transaction or other transactions to which the Subadviser's other clients may be a party.

(B)  Subject to the foregoing requirements, the Adviser shall have the right to request that transactions giving rise to brokerage commissions, in an amount to be agreed upon by the Adviser and the Subadviser, shall be executed by brokers and dealers that provide brokerage or research services to the Adviser, or as to which an on-going relationship will be of value to the Series in the management of their assets, which services and relationship may, but need not, be of direct benefit to the Series.

(C)  On occasions when the Subadviser deems the purchase or sale of a security or futures contract to be in the best interest of the Series as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution.  In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Trusts and to such other clients.

(iv)   Records, Reports and Personnel.  The Subadviser shall maintain such books and records required by Rule 31a-1 under the 1940 Act as shall be agreed upon from time to time by the parties hereto, and, at its expense, shall render to the Board such periodic and special reports as the Board may reasonably request.  The Subadviser, at its expense, will make available to the Board and the Adviser, at reasonable times, its portfolio managers and other appropriate personnel to review the investment policies of the Series and to consult with the Board and the Adviser regarding the investment affairs of the Series, including economic, statistical and investment matters relevant to the Subadviser’s duties hereunder.

(v)   Transaction Reports.  The Subadviser shall provide the custodian of the Series on each business day with information relating to all transactions concerning the

Series' assets and shall provide the Adviser with such information upon the Adviser's request.

(vi)   Trust Policies.  The Subadviser will comply with all policies and procedures of the Trusts, including the portfolio holdings information policy.

(vii)  Valuation.  In accordance with procedures and methods established by the Board, which may be amended from time to time, the Subadviser will provide assistance to the Adviser in determining the fair value of all securities and other investments owned by the Series, and use reasonable efforts to arrange for the provision of valuation information or prices from parties independent of the Subadviser with respect to the securities or other investments owned by the Series for which market prices are not readily available.  The Subadviser will monitor the securities and other investments owned by the Series for potential significant events that could affect their values and notify the Adviser when, in its opinion, a significant event has occurred that may not be reflected in the market values of such securities.

(viii)  Compliance Matters.  The Subadviser, at its expense, will provide the Adviser with such compliance reports and certifications relating to its duties under this Agreement and the federal securities laws as may be agreed upon by such parties from time to time.  The Subadviser also shall: (i) cooperate with and provide reasonable assistance to the Adviser, the Trusts’ administrator, custodian, transfer agent and pricing agents and all other agents and representatives of the Series, the Trust and the Adviser; (ii) keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Series, the Trust and the Adviser; (iii) provide prompt responses to reasonable requests made by such persons; and (iv) maintain any appropriate interfaces with each so as to promote the efficient exchange of information.

(ix)  Proxy Voting.  The Subadviser will vote all proxies solicited by or with respect to the issuers of securities in which assets of the Series may be invested from time to time in accordance with the Subadviser’s proxy voting policies and procedures, as approved by the Board.

(x)   Consultation with Other Subadvisers.  The Subadviser agrees that it will not consult with any other Subadviser for either Trust or Series concerning any transaction by the Series in securities or other assets.

(b)   Subadviser's Directors, Officers and Employees.  Services to be furnished by the Subadviser under this Agreement may be furnished through any of its directors, officers or employees.  The Subadviser will notify the Adviser and the Trusts of (a) any change of control of the Subadviser prior to such change and (b) any changes in the key personnel who are either the portfolio manager(s) of the Funds or senior management of the Subadviser, prior to or as soon as reasonably practical after such change, it being understood that the Trusts are required to file supplements to their registration statements in the event that the portfolio manager(s) of the Fund(s) change.

(c)   Maintenance of Records.  The Subadviser shall timely furnish to the Adviser all information relating to the Subadviser's services hereunder which are needed by the Adviser to maintain the books and records of the Series required by Rule 31a-1 under the 1940 Act.  The Subadviser agrees that all records that it maintains for the Series are the property of the Trusts and the Subadviser will surrender promptly to the Trusts any of such records upon the Trusts’ request; provided, however, that the Subadviser may retain a copy of such records.  The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

(d)   Fidelity Bond, Errors & Omissions Policy, and Compliance Program.  The Subadviser will provide the Trusts with reasonable evidence that, with respect to its activities on behalf of the Series, the Subadviser is (i) maintaining adequate fidelity bond and errors & omissions insurance, (ii) has adopted a compliance program that meets the requirements of the federal securities laws, including all required codes of ethics, and (iii) has designated a Chief Compliance Officer in accordance with the requirements of the federal securities laws.  The Subadviser shall also make such compliance reports and certifications as are required by the Trusts’ compliance program.

(e)  Cyber-Security.  The Subadviser represents and warrants that it has policies and procedures reasonably designed to detect, prevent and respond to cyberattacks, including providing training to its employees with respect to cybersecurity and monitoring compliance with its cybersecurity policies and procedures.  Further, Subadviser agrees that it will promptly notify the Adviser of any cybersecurity breach which may affect the duties of the Subadviser under this Agreement.

2.      Adviser's Duties.  The Adviser shall continue to have responsibility for all other services to be provided to the Trusts and the Series pursuant to the Advisory Agreement and shall oversee and review the Subadviser's performance of its duties under this Agreement.

3.      Documents Provided to the Subadviser.  The Adviser has or will deliver to the Subadviser current copies and supplements thereto of each of the following documents, and will deliver to it all future amendments and supplements, if any:

(a)  the Trust Instrument of each Trust, as filed with the Delaware Secretary of State;

(b)  the By-Laws of the Trusts;

(c)  certified resolutions of the Board authorizing the appointment of the Adviser and the Subadviser and approving the form of this Agreement;

(d)  each Trust’s Registration Statement on Form N-1A under the 1940 Act and the Securities Act of 1933, as amended (“1933 Act”), pertaining to the Series, as filed with the Securities and Exchange Commission;

(e)  the Prospectus and Statement of Additional Information pertaining to the Series;

(f)   any other policies and procedures of the Trusts relevant to the Subadviser’s portfolio management of the Funds, including, without limitation, any policies or procedures of the Trusts by which the Subadviser is required to abide pursuant hereto; and
(g)  all instructions and directions with respect to portfolio management of the Funds from the Adviser or the Board by which the Subadviser is required to abide pursuant hereto.

4.      Compensation of the Subadviser.  For the services provided and the expenses assumed pursuant to this Agreement, the Adviser will pay to the Subadviser, effective from the date of this Agreement with respect to a Series, a fee which is computed daily and paid monthly from the Series’ assets at the annual rates set forth in the attached Schedule A.  If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such month bears to the full month in which such effectiveness or termination occurs.

The Subadviser agrees: (1) that the blended fee rate in basis points charged to each Series will not exceed the blended fee rate in basis points charged to any account with respect to which the Subadviser initially enters into an investment advisory agreement or similar agreement after the date hereof and which has a substantially similar style and has the same or lower average daily net assets as compared to such Series over a one-month period; and (2) that the actual dollar amount fee paid by any other client with whom the Subadviser initially enters into an investment advisory agreement or similar agreement after the date hereof with respect to a substantially similar style and which client has average daily net assets which are in the same amount or greater than the amount of assets managed by the Subadviser for a Series over a one-month period will not be less than the actual dollar fee paid by such Series.  In the event that the fee charged to a Series exceeds the fee charged to an account described in (1) or (2) above, the fee charged to that Series shall automatically be reduced to match the fee charged to such other account from the time such fee is charged to such other account.  For the avoidance of doubt, this paragraph shall not apply to any accounts advised by the Subadviser for Jackson National Asset Management, LLC.

5.     Liability of the Subadviser.  The Subadviser agrees to perform faithfully the services required to be rendered to the Trusts and the Series under this Agreement, but nothing herein contained shall make the Subadviser or any of its officers, partners or employees liable for any loss sustained by the Trusts or its officers, Trustees or shareholders or any other person on account of the services which the Subadviser may render or fail to render under this Agreement; provided however, that nothing herein shall protect the Subadviser against liability to the Trusts, or to any of the Series' shareholders, to which the Subadviser would otherwise be subject, by reason of its willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.  Nothing in this Agreement shall protect the Subadviser from any liabilities that it may have under the 1933 Act or the 1940 Act.  Nothing in this Agreement shall reduce any responsibility or liability for any failure to perform resulting from the Subadviser’s failure to establish, maintain, implement, or follow reasonably designed cyber-security and disaster recovery programs, policies and procedures.

6.     Commodity Exchange Act.  The Subadviser hereby represents and warrants that it is not required to be registered with the Commodity Futures Trade Commission (“CFTC”) as a commodity trading adviser under CFTC regulation 4.14(a)(8) with respect to each Series.  The Subadviser further represents and warrants that it

(a)	has filed the notice required under CFTC Regulation 4.14(a)(8) and shall refile such notice annually as required;

(b)	will cause each Series to comply with the trading limitations in CFTC Regulation 4.5; and
(c)	will promptly notify the Adviser if it is reasonably likely that either series will not comply with such trading limitations.

7.     Duration and Termination.  Unless sooner terminated as provided herein, this Agreement shall continue in effect  for a period of more than two years from the initial effective date of this Agreement with respect to First Investors Covered Call Strategy Fund and First Investors Life Series Covered Call Strategy Fund  and, with respect to any other Series, for a period of more than two years from the initial effective date of this Agreement with respect to such Series for only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Series, or by the Subadviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other parties.  This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Advisory Agreement.

8.    Subadviser's Services are Not Exclusive.  Nothing in this Agreement shall limit or restrict the right of any of the Subadviser's partners, officers or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, or limit or restrict the Subadviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.  The  Subadviser agrees not to manage the assets of any non-affiliated third party U.S. domiciled investment company that has investment objectives and policies substantially similar to the investment objectives and policies employed by the Series without first providing written notice of such activity to the Adviser.

9.    References to the Subadviser.  During the term of this Agreement, the Adviser agrees to furnish to the Subadviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to sales personnel, shareholders of the Series or the public, which refer to the Subadviser or its clients in any way.

10.  Amendments.  This Agreement may be amended by mutual consent, subject to approval by the Board and the Series' shareholders to the extent required by the 1940 Act.

11.	Governing Law. This Agreement shall be governed by the laws of the State of New York.

12.	Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof.

13.
Severability.  Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

14.
The 1940 Act.  Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the Securities and Exchange Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

15.	Headings. The headings in this Agreement are intended solely as a convenience, and are not intended to modify any other provision herein.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

FORESTERS INVESTMENT MANAGEMENT
Attest:		COMPANY, INC., a New York corporation

/s/ Carol Lerner Brown		By:	/s/ E. Blake Moore Jr.
Name:	Carol Lerner Brown		Name:	E. Blake Moore Jr.
Title:	Secretary		Title:	President

FIRST INVESTORS EQUITY FUNDS, on behalf of First Investors Covered Call Strategy Fund and First Investors Premium Income Fund and FIRST INVESTORS LIFE SERIES FUNDS, on behalf of First Investors Life Series Covered Call Strategy Fund

/s/ Mary C. Carty		By:	/s/ E. Blake Moore Jr.
Name:	Mary C. Carty		Name:	E. Blake Moore Jr.
Title:	Secretary		Title:	President

ZIEGLER CAPITAL MANAGEMENT, LLC, a Wisconsin Limited Liability Company
Attest:

By:
Name:		Name:
Title:		Title:

SCHEDULE A*

The fee paid to the Subadviser under this Agreement for managing portions of the assets of the First Investors Covered Call Strategy Fund, a series of First Investors Equity Funds, and First Investors Life Series Covered Call Strategy Fund, a series of First Investors Life Series Funds, allocated to it by the Adviser shall be calculated daily and paid monthly.  The fee shall be computed in the following manner.
1.
The average daily net assets of First Investors Covered Call Strategy Fund shall be aggregated with the average net assets (if any) of First Investors Life Series Covered Call Strategy Fund that are being managed by the Subadviser.

2.	A blended fee shall then be computed on the sum as if the two Series were combined using the following schedule:

a. 0.35% on the first $300 million; and b. 0.30% on all balances over $300 million**.

3.
The fee payable under this Agreement with respect to each of the above Series shall then be computed by multiplying the blended fee by the ratio of the average daily net assets of each Series to the sum of the average daily net assets of both Series that are being managed by the Subadviser.

The fee paid to the Subadviser under this Agreement for managing portions of the assets of the First Investors Premium Income Fund, a series of First Investors Equity Funds, allocated to it by the Adviser shall be calculated daily and paid monthly.  The fee shall be computed in the following manner:
a. 0.33% on the first $300 million; and b. 0.30% on all balances over $300 million.

* The Subadviser is compensated based on the assets it manages.  To the extent any portion of a Series’ cash balance is managed by the Adviser or by a different subadvisor, it will be excluded from the daily net assets of a Series for purposes of calculating the subadvisory fee.

** The new fee schedule went into effect on November 17, 2016.